Exhibit 99.1
NEWS RELEASE
QUESTCOR APPOINTS ROBERT J. RUBIN, M.D. TO BOARD OF DIRECTORS
Union City, CA — September 26, 2007 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) announced today that Robert J. Rubin, M.D. has been appointed to its Board of Directors. Dr. Rubin’s distinguished career has included significant contributions in the fields of medicine, government, and business. Currently, he is Clinical Professor of Medicine at Georgetown University’s School of Medicine, a position he has held since 1995. He is also a practicing nephrologist and serves as a consultant to several large international healthcare companies. Among his positions in government, Dr. Rubin served as Assistant Secretary, U.S. Department of Health and Human Services concurrent with his appointment as Assistant Surgeon General from 1981 to 1984. Among his positions in business, Dr. Rubin served as president of the leading healthcare consulting firm The Lewin Group, Inc., and its predecessor organizations, from 1987 to 2001.
“Dr. Rubin brings to Questcor significant medical and business expertise, particularly in the rare disease market segment. We look forward to the value Dr. Rubin will add as we implement our new strategy,” commented Virgil Thompson, Questcor’s Chairman of the Board.
Throughout his career, Dr. Rubin has published extensively and served on numerous boards. Dr. Rubin currently serves as Chair of the Research Council of the Institute for Health Technology Studies and Chair-Elect of the Association for Weight Management and Obesity Prevention. Dr. Rubin earned his medical degree from Cornell University Medical College.
About Questcor
Questcor Pharmaceuticals, Inc.® (AMEX:QSC) is a specialty pharmaceutical company that develops and commercializes therapeutics for the treatment of neurological disorders. Questcor’s products include H.P. Acthar® Gel (repository corticotropin injection) and Doral® (quazepam), which is indicated for the treatment of insomnia, characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement a new strategy for Acthar,

Questcor’s ability to identify and hire a permanent Chief Executive Officer, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT: Questcor Pharmaceuticals, Inc.
Don Bailey or Steve Cartt, 510-400-0700
IR2@Questcor.com

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